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Exhibit 99.1

                                 PRESS RELEASE
                            CITIZENS & Northern Bank


                                                           Contact:  Yvonne Gill
October 12, 2004                                           570-724-0212
                                                           ygill@cnbankpa.com

          C&N ANNOUNCES SEPTEMBER 30, 2004 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation recently announced the unaudited, consolidated financial results for the nine months ended September 30, 2004, and for the third quarter 2004, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004:

         o Net Income was $10,800,000 for the nine months ended September 30, 2004. This result was 9.3% lower than Net Income of $11,910,000 recorded for the first nine months of 2003. Net Income Per Share was $1.33 (Basic) and $1.32 (Diluted) for the nine months ended September 30, 2004, as compared to $1.47 (Basic) and $1.46 (Diluted) for the first nine months of 2003.

         o Return on Average Assets was 1.30% for the first nine months of 2004, as compared to 1.54% for the first nine months of 2003. Return on Average Equity was 11.28% for the first nine months of 2004, as compared to 13.10% for the first nine months of 2003.

         o Total assets amounted to $1,135,433,000 as of September 30, 2004, an increase of 8.1% over total assets of $1,050,010,000 as of September 30, 2003. Net loans increased $64,862,000, or 13.0%, as of September 30, 2004, compared to one year earlier.

         o Shareholders' Equity/Average Assets Ratio was 10.71% as of September 30, 2004. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         o Cash Dividends declared by C&N increased 4.8% for the first nine months of 2004 over the first nine months of 2003, to $0.66 per share.


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         Two significant initiatives affected C&N's profitability during the first nine months of 2004: (1) pre-tax losses of $539,000 from start-up expenses and operations of two new branches - the Williamsport branch, which opened in May, and the South Williamsport branch, which opened in September, and (2) non-payroll expenses of $512,000 related to conversion to new core banking software (expected to be implemented in the fourth quarter 2004). In addition to the effects of these initiatives, payroll costs increased substantially, primarily from the addition of several new employees for Lending, Trust and Financial Management, Employee Training and other duties. Also, building-related expenses and other computer-related expenses were up in the first nine months of 2004 compared to the same period in 2003. Overall, noninterest expense increased $3,031,000 (18.7%) in the first nine months of 2004 over the same period in 2003. A lower amount of net realized gains from securities also contributed to lower profitability in the first nine months of 2004, as securities gains amounted to $1,744,000 in the nine months ended September 30, 2004, a reduction of $1,545,000 from the first nine months of 2003. On the positive side, net interest income increased $2,631,000 (11.2%) in the nine months ended September 30, 2004 as compared to the first nine months of 2003. Also, the provision for income taxes decreased $801,000 (30.6%) in the nine months ended September 30, 2004 as compared to the first nine months of 2003.

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2004:

         o Net Income for the third quarter 2004 was $3,405,000, as compared to $3,918,000 in the third quarter 2003. Core banking system expenses totaled $329,000, and pre-tax losses from the new Williamsport and South Williamsport branches totaled $168,000, in the third quarter 2004. Net securities gains were $201,000 lower in the third quarter 2004 than in the third quarter 2003. Net Income Per Share was $0.42 (Basic and Diluted) for the third quarter 2004, as compared to $0.48 (Basic and Diluted) for the third quarter 2003.

         o Net Income for the third quarter 2004 was $284,000 (7.7%) lower than second quarter 2004 net income of $3,689,000.

         o Cash Dividends declared increased to $0.22 per share for the third quarter 2004 from $0.21 per share for the third quarter 2003.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 19 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.